Exhibit 3.2

CERTIFICATE OF THE DESIGNATIONS, POWERS,

PREFERENCES AND RIGHTS

OF THE

SERIES A CONVERTIBLE PREFERRED STOCK
(par value $.0001 per share)

of

AZURRX BIOPHARMA, INC.
a Delaware corporation

__________

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

__________

The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors (the “Board”) of AzurRx BioPharma, Inc., a Delaware corporation (the “Corporation”), by consent dated May 11, 2014:

RESOLVED, that one series of the class of authorized preferred stock, $.0001 par value, of the Corporation is hereby created and that the designations, powers, preferences and relative, participating, optional or other special rights of the shares of such series, and qualifications, limitations or restrictions thereof, are hereby fixed as follows (this instrument hereinafter referred to as the “Designation”):

1.           Number of Shares and Designations.  100 shares of the preferred stock, $.0001 par value, (the “Preferred Stock”) of the Corporation are hereby constituted as a series of preferred stock of the Corporation designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”).

2.           Dividend Provisions.  Subject to the rights of any series of Preferred Stock that may from time to time come into existence, the holders of share of Series A Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board, out of any assets legally available therefor, ratably with any declaration or payment of any dividend (payable other than solely in common stock, $.0001 par value, of the Corporation (the “Common Stock”), or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock or other junior securities of this Corporation.

3.           Liquidation Preference.

(a)           Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (“Liquidation”), the holders of record of the shares of the Series A Preferred Stock shall be entitled to receive, before and in preference to any distribution or payment of assets of the Corporation or the proceeds thereof may be made or set apart for the holders of Common Stock or any other security junior to the Series A Preferred Stock in respect of distributions upon Liquidation out of the assets of the Corporation legally available for distribution to its stockholders, an amount in cash equal to $.0001 per share (subject to adjustment in the event of stock splits, combinations or similar events) plus an amount equal to all accrued and unpaid dividends, if any, on each share of Series A Preferred Stock on the date fixed for the distribution of assets of the Corporation (the “Series A Liquidation Preference”).  If, upon such Liquidation, the assets of the Corporation available for distribution to the holders of Series A Preferred Stock and any other series of Preferred Stock then outstanding ranking on parity with the Series A Preferred Stock upon liquidation (“Parity Stock”) shall be insufficient to permit payment in full to the holders of the Series A Preferred Stock and Parity Stock, then the entire assets and funds of the Corporation legally available for distribution to such holders and the holders of the Parity Stock then outstanding shall be distributed ratably among the holders of the Series A Preferred Stock and Parity Stock based upon the proportion the total amount distributable on each share upon liquidation bears to the aggregate amount available for distribution on all shares of the Series A Preferred Stock and of such Parity Stock, if any.

(b)           Upon the completion of the distribution required by subparagraph (a) of this Section 3, the remaining assets of the Corporation available for distribution to stockholders shall be distributed ratably among the holders of the Common Stock and Series A Preferred Stock on an as-converted basis.

4.           Redemption.  The Series A Preferred Stock is not redeemable.

5.           Conversion.

(a)           Optional Conversion.  At any time commencing on the one year anniversary of the initial issuance date, the Series A Preferred Stock will be convertible, at the option of the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as determined according to subsections (d) through (f) of this Section 5.

(b)           Automatic Conversion. The Series A Preferred Stock will automatically convert into that number of shares of Common Stock that equals thirty-three percent (33%) (the “Conversion Percentage”) of the issued and outstanding shares of the Common Stock on a fully diluted basis (assuming the conversion, exercise, or exchange for shares of Common Stock of all convertible securities issued and outstanding immediately prior to such conversion, including the Series A Preferred Stock, all outstanding warrants and options, and all outstanding convertible debt, notes, debentures, or any other securities which are convertible, exercisable or exchangeable for shares of Common Stock (collectively, “Convertible Securities”), including for such purpose all Convertible Securities which the Corporation has agreed to issue prior to such conversion, subject to any adjustment as provided in subsections (d) through (i) of this Section 5, upon the earlier of (i) the consummation of a Public Event (as defined herein); or (ii) at any time commencing on the one year anniversary of the initial issuance date of such Series A Preferred Stock, upon the vote or written consent as provided by law by the holders of a majority of the Series A Preferred Stock then outstanding (voting together as a single class and on an as-converted basis) approving such conversion, or, if later, the effective date for conversion specified in such vote or written consent. For purposes hereof, “Public Event” shall mean (x) any transaction that results in the Corporation becoming either a public reporting company that files (voluntarily or otherwise) reports with the Securities and Exchange Commission pursuant to the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (whether by means of an initial public offering, reverse merger, self-registration or otherwise) or a public trading company that is quoted or listed on any U.S. securities exchange or quotation service, coupled with or preceded by (y) an equity-linked financing with an offering price that values the Corporation prior to consummation of such financing at not less than $12,000,000 and the aggregate gross proceeds to the Corporation (before deduction of underwriting discounts and registration expenses) are not less than USD $6,000,000 (a “Qualified Financing”).

(c)           Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock in accordance with Section 5(a) or 5(b)(ii) herein, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued.  The Corporation shall, as soon as practicable thereafter, but no later than five (5) business days thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(d)           Conversion Percentage Following a Qualified Financing. From and after the date of the final closing of a Qualified Financing, notwithstanding any provision set forth herein, following any issuance of additional shares of Common Stock (“Dilution Event”), the Conversion Percentage shall be adjusted to a percentage that is determined by dividing the number of shares of Common Stock into which the Series A Preferred Stock is convertible into immediately prior to the Qualified Financing in accordance with Section 5(b) herein by the number of shares of Common Stock issued and outstanding immediately after the Dilution Event, so that the number of shares of Common Stock into which the Series A Preferred shall be converted is diluted pro-rata with all other holders of Common Stock.

(e)           Adjustments for Reclassification, Exchange and Substitution.  Subject to Section 3 above, if the Common Stock issuable upon conversion of Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, each holder of Series A Preferred Stock shall have the right thereafter to convert such shares of Series A Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of the Series A Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(f)           Other Distributions.  In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 5, then, in each such case for the purpose of this Section 5, the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.

(g)           Waiver of Adjustment of Conversion Percentage.  Notwithstanding anything herein to the contrary, any upward adjustment of the Conversion Percentage of the Series A Preferred Stock may be waived by the consent or vote of the holders of the majority of the outstanding shares of such series either before or after the issuance causing the adjustment.  Any such waiver shall bind all future holders of shares of the Series A Preferred Stock.

(h)           Reservation of Shares. The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock or out of shares of Common Stock held in its treasury, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all shares of the Series A Preferred Stock from time to time outstanding.  The Corporation shall from time to time in accordance with Delaware law take all steps necessary to increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of the Series A Preferred Stock.

(i)           Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series A Preferred Stock.  Fractional shares will be rounded to the next highest whole number.

6.           Voting Rights.

(a)           In addition to any other rights provided for herein or by law, the holders of Series A Preferred Stock shall be entitled to vote, together with the holders of Common Stock as one class, on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such Common Stock holders.  In any such vote, each share of Series A Preferred Stock shall entitle the holder thereof to the number of votes per share that equals the number of shares of Common Stock into which the Series A Preferred Stock is convertible pursuant to Section 5 at the time of such vote.

(b)           So long as any shares of the Series A Preferred Stock remain outstanding, the consent of holders of a majority of the then outstanding Series A Preferred Stock, voting as one class, either expressed in writing or at a meeting called for that purpose, shall be necessary to repeal, amend or otherwise change this Designation or the Certificate of Incorporation of the Corporation, as amended, in a manner which would alter or change the powers, preferences, rights privileges, restrictions and conditions of the Series A Preferred Stock so as to adversely affect the Series A Preferred Stock. Subject to the preceding sentence of this Section 6(b), the Series A Preferred Stock shall have no right to vote with respect to the authorization and/or issuance by the Corporation of any new series of preferred stock whether or not the terms of such preferred stock are junior to, on parity with, or senior to those of the Series A Preferred Stock.

7.           Reissuance.  No shares of Series A Preferred Stock which have been converted to Common Stock shall be reissued by the Corporation; provided, however, that any such share, upon being converted and canceled, shall be restored to the status of an authorized but unissued share of preferred stock without designation as to series, rights or preferences and may thereafter be issued as a share of preferred stock not designated as Series A Preferred Stock.

8.           No Impairment.  The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against impairment.

9.           Miscellaneous.

(a)           There is no sinking fund with respect to the Series A Preferred Stock.

(b)           The shares of the Series A Preferred Stock shall not have any preferences, voting powers or relative, participating, optional, preemptive or other special rights except as set forth above in this Designation and in the Certificate of Incorporation of the Corporation, as amended.

(c)           The Corporation shall deliver to holders of the Series A Preferred Stock all communications sent by the Corporation to the holders of the Common Stock.

IN WITNESS WHEREOF, AzurRx BioPharma, Inc. has caused this Designation to be executed this 12th day of June, 2014.

AZURRX BIOPHARMA, INC.

By:	/s/ Christine Rigby-Hutton
Name:	Christine Rigby-Hutton
Title:	President